TWELVE-MONTH
                             OCCUPANCY AGREEMENT
                           Date: September 15, 1999

This Agreement sets forth the terms of the Month-to-Month Occupancy (hereinafter "Lease") arrangement between Gateway Executive Quarters with an address of Suite 1000, 3801 PGA Boulevard, Palm Beach Gardens, Florida and the undersigned tenant. The terms of occupancy are as follows:

     1.  Term Date:  September 15, 1999 to September 30, 2000

     2. Name of tenant, address, fax and phone: ecomecom.com, inc, 8125 Monetary Drive, Suite H4, Riviera Beach, FL 334104, (561) 627-8352.

     3. Description of Premises: Business identity suite(s) 1024, 1026, 1028, and 1039 on the tenth floor of the building located at 3801 PGA Boulevard, Palm Beach Gardens, Florida.

     4.  Use:  Solely for office purposes and no other use or purposes.

     5. Rent: $4,000.00 per month together with reimbursement of applicable tax pass-thru thereon (currently 6%) for a total monthly payment of $4,240.00 and a term sum of $48,760.00.. Billing will be monthly, and prorated on a calendar basis. An additional rent of twenty-five dollars ($25.00) per suite, per day will be charged when contract rents are received after the third (3rd) day of the month.

     6. Support and Telephone Service Deposit (refundable, non-interest bearing): $1,500.00. Support and telephone services are available as shown on the Schedule of Services attached hereto as Exhibit "A." Said Services and costs are subject to change. All support and telephone services will be billed monthly as additional rent and subject to the same default and remedy provisions provided herein. Said deposit is non-interest bearing and refundable upon termination of this Agreement so long as all rent payments are current to date of termination.

     An inventory of all office furniture and equipment provided by Landlord for which additional rent shall be due and which inventory shall be amended from time to time as required by Tenant and acknowledged in writing is attached hereto as Exhibit "B."

     7.  GEQ Club yearly membership for savings up to 12 month
(Non-refundable): 17,600 shares of common stock that is sale restricted for 12 months. In consideration of this payment the base rental rate will remain fixed for 12 months from date of occupancy.

     8.  Utilities provided by Landlord:  Water & Sewer.

     9. Utilities paid for by Tenant: Cable, Electricity, Telephone, Internet & A/C.

    10. Condition of premises: Tenant accepts the premises "as is." Tenant may not alter or improve the premises without Landlord's prior written consent.
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    11.  Assignment/subletting:  Tenant may not assign this Agreement or sublet the premises.

    12. Attorney's Fees: In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs at the trial and all appellate levels and in any bankruptcy proceedings.

    13. Normal Business Hours of Operation are as follows: Monday through Friday except for Legal Holidays:

            9:00 am to 5:00 pm EDST   Reception & Production Rooms
            8:00 am to 6:00 pm EDST   Kitchen & Common Areas

     Weekend, Holiday and After Hours Operation are as follows:

            7:00 am to 11:00 pm EDST  Tenant Suites

     14. Tenant will comply with Building rules and regulations, including, but not limited to rules regarding security services, as may be modified from time-to-time by Landlord. Beyond Normal Business Hours of Operation, Tenants will sign in and out of the suite. Additional charges for A/C and electricity will be billed pro-rata to tenants occupying suites beyond Normal Business Hours. Business attire or casual business attire shall be worn during normal business hours. Building rules and regulations are attached hereto as Exhibit "C" and incorporated herein as if fully set forth.

     15. Parking spaces for sixty-five (65) cars are available to all Gateway Executive Quarters tenants on an unassigned, "first come, first served" basis.

     Standard Provisions are attached and incorporated herein by reference.

GATEWAY EXECUTIVE QUARTERS


BY: /s/
    Tenant

                             STANDARD PROVISION
                           TO OCCUPANCY AGREEMENT

1.  Notice:  All notices under this Agreement shall be in writing.

2. Absence of Abatement: There shall be no abatement, set-off or apportionment of rent payable by the Tenant relative to any failure of the Landlord to furnish any of the services herein referenced or the making of any of the repairs or maintenance. The Landlord shall use diligence to provide services described herein, and to make any required repairs or maintenance.

3. Termination: Tenant shall, at the termination of said tenancy, quietly yield up the premises, together with Landlord's furnishings, if any, in as good and tenantable condition in all respects as the same were at the beginning of the Lease term.

4. Default: It shall be a default if Tenant abandons the premises, or if Tenant defaults in the payment of scheduled rental payments, including additional rent and any other charges becoming due under this Lease. Such abandonment shall not release Tenant from its obligations to pay rent according to the Lease, even if Landlord shall retake the premises. If any default is made in the payment of rent as set forth herein, or if Tenant violates any covenant of this Lease, Landlord shall be entitled to re-enter and retake possession immediately upon and in accordance with a Notice being posted to the Tenant's office suite door identified in Paragraph 3 of the Lease. Notice is deemed delivered upon posting to office suite door. In the event that legal action is necessary to recover possession of the premises, recover rental payments or other damages, or to enforce the provisions of this Lease, the Tenant agrees to pay to the Landlord all reasonable attorney fees and costs (including any appeal). Any action regarding this Lease shall be governed by Florida law and shall be brought in the courts of Palm Beach County, Florida.

5. Maintenance/Repairs: Landlord shall have the right to enter the premises at reasonable hours to examine the same, or to make such repairs, additions and alterations as Landlord shall deem necessary for safety, preservation or convenience of Tenant or other occupants of the building, if any.

6. Governing Statutes: This Lease is subject to the applicable terms of the Nonresidential Landlord and Tenant Act (Section 83, Florida Statutes) and any other applicable Florida law.

7. Entire Agreement/Binding Effect: All covenants and agreements herein contained shall extend to and bind the heirs, personal representatives, successors and assigns of each party hereto.

8. Attorney Fees/Venue: Tenant shall indemnify, defend and hold harmless Landlord against any expense, loss or liability paid, suffered or incurred, including attorneys' fees (at both trial and appellate levels) resulting from any breach by Tenant, its agents, customers or visitors of any agreement in this Lease, or result from the Tenant's use or occupancy of the premises, or the carelessness, negligence or improper conduct of Tenant, its agents, customers or visitors.

9. Risk of Loss: Tenant agrees that any personal property brought onto the premises is done so at Tenant's own risk and if any loss or damage occurs, Landlord is not liable.

10. Insurance: Tenant shall maintain, at all times during the term of the Lease, Worker's Compensation and Employer's Liability insurance at legally required levels for the benefit of all employees entering upon the building as a result of or in connection with their employment by Tenant. Tenant shall maintain at its sole cost and expense, insurance covering all contents owned by Tenant, if any.

11. Non-Compete: Due to certain unique services rendered by Landlord (such as clerical aid, telephone answering, secretarial and similar support services of Landlord), the Landlord is in effect (pursuant to this Lease), providing Tenant temporary support services similar to that provided through temporary personnel agencies. Since it is in the best interest of Landlord and all of its Tenants to maintain highly skilled help, Tenant represents and warrants to Landlord, its successors and assigns, that Tenant (or employees, agents or associates of the Tenant) shall not, during the Lease Term (and for a period of six months after the expiration or other termination of this Lease or disposition of Tenant from the Executive Suite), solicit, agree to employ, employ or place any of the employees of Landlord (regardless of whether Landlord has discharged such employee or such employee has voluntarily left Landlord's employ). Further, it is expressly recognized and acknowledged between the parties hereto that in the event Tenant breaches the forgoing representation and warranty, Tenant shall pay to Landlord on demand the sum of fifteen hundred dollars ($1,500.00), or 35 percent of the employee's resulting yearly salary (whichever is greater) as liquidated damages (in addition to equitable relief to which Landlord may be entitled) and not as penalty, for each employee with respect to whom such breach shall occur, it being mutually agreed that actual damages flowing from Tenant's breach of this representation and warranty are from the nature of the case, impracticable or extremely difficult to ascertain with any reasonable certainty as of the date hereof. This representation and warranty shall survive termination of this Lease.

The Tenant shall not compete with the Landlord in Executive Support services, and may not sell copies, faxes in or out, postage, secretarial services, room rentals or other services of the Landlord. Tenant is expressly prohibited from installing high-speed copying equipment. Any violation of this provision may, at the option of the Landlord, be a breach of the terms and conditions of this Lease. Alternatively, the Landlord may levy a liquidated monthly surcharge of $100.00 per incident. Nothing herein shall prevent the Tenant from using office equipment owned or leased by the Tenant in the regular course of the Tenant's business.

12. Landlord's Right to Relocate. By giving the Tenant a written notice of not less than sixty (60) days, the Landlord reserves the right to relocate the Tenant to another space at the Center similar in size and location. In the event of such relocation, the Landlord shall pay all reasonable relocation costs, as applicable. These relocation costs include all tenant improvement work, interior finishes, communication equipment, signage, stationery and direct moving expenses. The Landlord shall not have the right to adjust the per square foot rate as a result of any such relocation. Alternatively, upon receipt of such notice to relocate, and by giving the Landlord not less than fifteen (15) days written notice, the Tenant may terminate this Lease. Any such termination shall not relieve Tenant from paying any amounts due or accrued through said termination date.




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13.  Severability:   If any of the provisions in this Agreement shall for any
reason be declared or held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. Entire Agreement: This Agreement represents the entire Agreement between the parties and supersedes all other negotiations, understandings, and representations, if any, made by and between the parties.

Initials:__________














































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


                                   EXHIBIT "B"


                                    INVENTORY




_________________________________________________ $__________________

_________________________________________________ $__________________

_________________________________________________ $__________________

TENANT ACKNOWLEDGES receipt of a copy of this page.



By:______________________________________________  Date:___________________
   Tenant